EXHIBIT 99.5

TRADING DATA
Item 5(c) of Amendment No. 1 to the Schedule 13D is incorporated herein by reference. Together with Item 5(c) of Amendment No. 1 to the Schedule 13D, the following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. All such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table includes commissions paid in per share prices.

Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Expiration Date
Sachem Head LP	05/09/2019	Sell	69,767	88.80	Common stock	N/A
Sachem Head LP	05/10/2019	Sell	90,698	88.87	Common stock	N/A
Sachem Head LP	05/15/2019	Sell	97,674	88.53	Common stock	N/A
Sachem Head LP	05/16/2019	Sell	41,861	90.04	Common stock	N/A
Sachem Head Master LP	05/09/2019	Sell	30,233	88.80	Common stock	N/A
Sachem Head Master LP	05/10/2019	Sell	39,302	88.87	Common stock	N/A
Sachem Head Master LP	05/15/2019	Sell	42,326	88.53	Common stock	N/A
Sachem Head Master LP	05/16/2019	Sell	18,139	90.04	Common stock	N/A